Exhibit 21.1

SOLITARIO EXPLORATION & ROYALTY CORP.

Schedule of Subsidiaries

February 28, 2013

Solitario Exploration & Royalty Corp. [Colorado]

Subsidiaries-[jurisdiction] - percentage owned

- Altoro Gold Corp. [British Columbia, Canada] - 100%

      - Altoro Gold (BVI) Corp. [British Virgin Islands] - 100%

            - Minera Altoro (BVI) Ltd. [British Virgin Islands]- 100%

            - Minera Andes (BVI) Corp. [British Virgin Islands] -100%

            - Minera Altoro Brazil (BVI) Corp. [British Virgin Islands] - 100%

                  - Altoro Mineração, Ltda. [Brazil] - 100%

- Minera Chambara, S.A [Peru] - 85%

- Minera Solitario Peru, S.A. [Peru] - 100%

- Minera Bongará, S.A. [Peru] - 100%

- Minera Soloco, S.A. [Peru] - 100%

- Mineração Solitario Brazil, Ltd [Brazil] - 100%

- Minera Solitario Mexico, S.A. [Mexico] - 100%

- Mt. Hamilton, LLC [Colorado] - 80%